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                                                                     EXHIBIT 8.2

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]



                                                                   May 18, 2000


                          Agreement and Plan of Merger
                          ----------------------------
                         Dated as of January 10, 2000,
                         -----------------------------
                        Between America Online, Inc. and
                        --------------------------------
                                Time Warner Inc.
                                ----------------


Dear Sirs:

          We have acted as counsel for Time Warner Inc., a Delaware corporation ("Time Warner"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of January 10, 2000, between America Online, Inc. ("America Online"), and Time Warner (as amended and restated, the "Merger Agreement"), in which America Online Merger Sub Inc. ("America Online Merger Sub"), a subsidiary of AOL Time Warner Inc. ("AOL Time Warner"), a newly organized Delaware corporation, shall be merged with and into America Online with America Online surviving as a wholly owned subsidiary of AOL Time Warner (the "America Online Merger") and Time Warner Merger Sub Inc. ("Time Warner Merger Sub"), another subsidiary of AOL Time Warner, shall be merged with and into Time Warner with Time Warner surviving as a wholly owned subsidiary of AOL Time Warner (the "Time Warner Merger") (the America Online Merger together with the Time Warner Merger, the "Merger"). Capitalized terms not otherwise defined herein shall have the meanings specified in the registration statement on Form S-4 and any amendments thereto (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of America Online and Time Warner (the "Proxy Statement/Prospectus"), as filed with the Securities and Exchange Commission (the "SEC"). This opinion is being delivered in connection with, and as of the date of the declaration of effectiveness by the SEC of, the Registration Statement to which this opinion appears as an exhibit.

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          In that connection, you have requested our opinion regarding certain
U.S. federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Registration Statement, which includes the Joint Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, we have assumed with your consent that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement), (iii) the representations made by AOL Time Warner, America Online and Time Warner, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and
(iv) any representations made in the Representation Letters "to the knowledge of" or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which they are described in the Merger Agreement or the Proxy Statement/Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.


          Based upon the foregoing, for U.S. federal income tax purposes, we are of the opinion that (i) the America Online Merger and the Time Warner Merger will each constitute an exchange to which Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), applies or a reorganization within the meaning of Section 368(a) of the Code, or both; (ii) no gain or loss will be recognized by AOL Time Warner, Time Warner or Time Warner Merger Sub as a result of the Merger; (iii) no gain or loss will be recognized by U.S. Holders of Time Warner capital stock on the exchange of their Time Warner capital stock for AOL Time Warner capital stock (except with respect to cash received by U.S. Holders of Time Warner capital stock in lieu of fractional shares of AOL Time Warner capital stock); (iv) the aggregate adjusted basis of the AOL Time Warner capital stock received in the Merger by a U.S. Holder of Time Warner
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capital stock will be equal to the aggregate adjusted basis of the U.S. Holder's
Time Warner capital stock exchanged for that AOL Time Warner capital stock (reduced by any amount allocable to the fractional share interests in AOL Time Warner capital stock for which cash is received); and (v) assuming Time Warner capital stock is held by a U.S. Holder as a capital asset within the meaning of
Section 1221 of the Code, the holding period of the AOL Time Warner capital stock received in the Merger by such U.S. Holder of Time Warner capital stock will include the holding period of the U.S. Holder's Time Warner capital stock exchanged for that AOL Time Warner capital stock.


          Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

          We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger."

                                          Very truly yours,

                                          /s/ CRAVATH, SWAINE & MOORE

Time Warner Inc.
   75 Rockefeller Plaza
      New York, NY 10019